UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 26, 2016

LINDBLAD EXPEDITIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35898	27-4749725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Morton Street, 9th Floor, New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 261-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2016, Lindblad Expeditions Holdings, Inc. (the “Company”) announced the appointment of Craig Felenstein as the Company’s new Chief Financial Officer, effective September 6, 2016 (the “Effective Date”).

Mr. Felenstein, age 43, has served most recently as the senior vice president of investor relations and strategic finance at Shutterstock, Inc. since March 2015, where he oversaw all interaction with the investment community while leading the financial planning and analysis and corporate development functions. He was formerly at Discovery Communications, LLC, from May 2008 to March 2015 during which time he served in various management roles, including executive vice president of investor relations, chief financial officer of Digital, chief financial officer of US Network Revenue and chief financial officer of Animal Planet. Prior to Discovery Communications, he held senior positions at News Corporation, Viacom Inc., and Arthur Andersen & Co.

In connection with Mr. Felenstein’s appointment, the Company entered into an employment agreement with Mr. Felenstein (the “Employment Agreement”) for an initial term of four years commencing on the Effective Date that automatically renews for additional 12 month periods unless either party provides notice of non-renewal at least 60 days before the end of the then-current contract term. The Employment Agreement provides for: (i) an initial annual base salary of $400,000; (ii) an annual bonus opportunity through an incentive bonus program established by the Company’s board of directors or its compensation committee to be initially targeted at 75% of annual base salary, subject to adjustment in future years, but not to be reduced below 65% of annual base salary without Mr. Felenstein’s written consent, and subject to the attainment of individual and Company performance goals; (iii) an annual equity incentive award to be initially targeted at 100% of annual base salary, subject to the discretion of the Company’s board of directors or its compensation committee; (iv) a grant of 40,000 restricted shares of the Company’s common stock vesting annually pro rata over a four-year period commencing on the Effective Date under the Company’s 2015 Long-Term Incentive Plan (the “LTIP”) and (v) a grant of a stock option to purchase 200,000 shares of the Company’s common stock vesting annually pro rata over a four-year period commencing on the Effective Date under the LTIP; provided, however, that:

●	if Mr. Felenstein’s employment terminates due to death, disability or without cause or due to his resignation for good reason prior to the fourth anniversary of the Effective Date, the portion of the Restricted Shares and the shares subject to the stock option scheduled to vest on the next regular anniversary vesting date shall vest;

●	upon a “change in control” (as defined in the LTIP), the value of any unvested restricted shares will be retained in Mr. Felenstein’s favor under comparable terms as he had prior to such change in control (which retention may be in the form of stock and/or cash); and

●	if Mr. Felenstein’s employment terminates without cause or due to his resignation for good reason within one year after a change in control, 100% of the restricted shares and the shares subject to the stock option (to the extent outstanding following such transaction) shall vest.

In addition, if Mr. Felenstein’s employment is terminated without cause or due to his resignation for good reason, he will be entitled to continuation of his annual base salary and payment or reimbursement of COBRA premiums for (a) a six month period if such termination occurs prior to the two-year anniversary of the Effective Date; (b) a nine month period if such termination occurs on or after the two-year anniversary of the Effective Date but prior to the three-year anniversary of the Effective Date; or (c) a twelve month period if such termination occurs on or after the three-year anniversary of the Effective Date. Upon such termination or his death or disability, Mr. Felenstein will also be entitled to a pro-rated portion of any annual bonus for the year of termination. To receive these severance payments and benefits, Mr. Felenstein must execute a general release of claims. Mr. Felenstein will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following his termination of employment.

The foregoing description of the employment agreement is qualified in entirety by the full text of the employment agreement, a copy of which is attached as Exhibit 10.1 hereto.

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Item 7.01. Regulation FD Disclosure.

On July 26, 2016, the Company issued a press release announcing the appointment described above in Item 5.02. The Company is furnishing a copy of such press release as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01(d). Financial Statements and Exhibits.

Exhibit 10.1	Employment Agreement by and between Lindblad Expeditions Holdings, Inc. and Craig Felenstein.

Exhibit 99.1	Press Release of Lindblad Expeditions Holdings, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINDBLAD EXPEDITIONS HOLDINGS, INC. (registrant)

July 26, 2016	By:	/s/ Sven-Olof Lindblad
Sven-Olof Lindblad; Chief Executive Officer & President

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